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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
 PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)     October 5, 2001


                                 Eurotech, Ltd.
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             (Exact name of registrant as specified in its charter)

     District of Columbia            000-22129                   33-0662435
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(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)            Identification No.)


                          10306 Eaton Place, Suite 220
                             Fairfax, Virginia 22030
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code (703) 352-4399
                                                           -------------

                                 Not Applicable
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          (Former name or former address, if changed since last report)



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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On July 13, 2001, our CEO, as authorized by the Company's Board of Directors, entered into a Technology Transfer Agreement ("Agreement") with Trylon Metrics, Inc. ("Trylon Metrics"), a copy of which is filed as Exhibit 2.1 to this Report. This Agreement gave the Company the ability to acquire the worldwide rights to certain technologies ("Technologies") for certain markets and to retain as consultants key persons employed by Trylon Metrics; and services from the consulting company of ipPartners for marketing and sales of the Technologies. This Agreement included a 90-day period for the Company to evaluate the Technologies that Trylon Metrics has rights to or owns, and then decide whether to cancel or consummate the Agreement. To evaluate these Technologies, we are relying on an evaluation performed and completed by a certified independent third party appraisal firm The Bonadio Group. Using a discounted cash flow valuation method, The Bonadio Group determined the Technologies to have a Fair Market Value of $3.8 million dollars. On September 25, 2001, after an internal review and analysis of the evaluations by our officers and consultants, we executed the Agreement. Our press release on September 25, 2001 (Exhibit 99.1) announced this acquisition of certain Trylon Metrics' technologies.

Trylon Metrics was incorporated as a remote sensing technology and service company. ipPartners was incorporated as a consulting company. iPartners have been since February 14, 2001, and are presently employed as a consultant of the Company, serving as a paid consultant to our Board of Directors and an assistant to our Chairman. For providing these services, ipPartners is compensated by monthly payments of $5,000.00 and the monthly issuance of warrants to purchase 5,000 shares of our common stock at $3.00 per share.

We financed our acquisition of the Technologies from Trylon Metrics and the consulting and support services from ipPartners by the following:

         o We will issue to Trylon Metrics 2,500,000 fully paid and non-assessable shares of our restricted common stock for exclusive assignment of worldwide right, title and interest in certain technologies known as Electro-Magnetic RadiographyTM (EMRTM) and Acoustic CoreTM, including all patents, trademarks, copyrights and any other intellectual property rights. We will compensate ipPartners for consulting services for sales and marketing the Technologies for one year, renewable annually for up to five at our option, from the date of the Agreement at a rate of $150,000 per year.

         o We paid ipPartners for its consulting services $25,000.00, payable in two equal installments of $12,500.00; the first installment paid upon signing of the Agreement and the second to be paid upon receipt of the documentation for the Technologies. Additionally, we will, at our sole discretion, pay $125,000 in cash or issue 125,000 fully paid and non-assessable shares of our restricted common stock to ipPartners for the first year, and either pay $125,000 in cash or issue 125,000 shares for each additional year that ipPartners provides consulting services to us.


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Our Board and management agreed to this transaction as being in our best interests. In agreeing to the consideration for our acquisition of Trylon Metrics' Technologies, they took into consideration the following factors:

         o The advice of independent consultants and the appraisal of The Bonadio Group.

         o What they believe to be the commercial potential of the Technologies and the potential benefit to complement and promote the marketing and commercialization of EKOR.

         o The fact that as a principal in both Trylon Metrics and ipPartners, Mr. Robert Tarini is, and was during negotiations with Trylon Metrics and ipPartners regarding the Agreement, a paid consultant to our Board of Directors and an assistant to our Chairman.

ITEM 7. EXHIBITS

         2.1 Technology Transfer Agreement dated as of July 13, 2001 between registrant and Trylon Metrics, Inc.

         99.1 Press release, dated September 25, 2001, issued by the registrant

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               EUROTECH  LTD.


October 5, 2001                                By: /s/ Don V. Hahnfeldt
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                                                   Don V. Hahnfeldt
                                                   President




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